Exhibit 99.1

The TJX Companies, Inc. Reports above-Plan Q3 FY16 Results with 5% Comp Sales Growth and Earnings Per Share of $.86

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 17, 2015--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 31, 2015. Net sales for the third quarter of Fiscal 2016 increased 5% to $7.8 billion and consolidated comparable store sales increased 5% over last year’s 2% increase. Net income for the third quarter was $587 million and diluted earnings per share were $.86 versus last year’s $.85.

For the first nine months of Fiscal 2016, net sales were $22.0 billion, a 6% increase over last year, and consolidated comparable store sales increased 5%. Net income for the first nine months of Fiscal 2016 was $1.6 billion. Diluted earnings per share were $2.35, a 5% increase over the prior year’s adjusted $2.23, which excluded a $.01 per share debt extinguishment charge from reported earnings per share of $2.22.

Carol Meyrowitz, Chairman and Chief Executive Officer of The TJX Companies, Inc., stated, “I am extremely pleased with our third quarter performance as our momentum continued. Our 5% consolidated comparable store sales growth, over a 2% increase last year, continued our excellent trend from the first two quarters and significantly exceeded our plans. Our $.86 in earnings per share was also well above our expectations. We are delighted that strong customer traffic drove our entire consolidated comp and was the primary driver of our comp increases at every division. Our excellent traffic gains and strong performance across our apparel, accessories and home categories, demonstrate that our brands globally are offering the right values and merchandise mix. Again this quarter, we saw strong sales at every division. I am particularly pleased with our ability to simultaneously deliver exceptional value to consumers while maintaining strong merchandise margins, which speaks to the flexibility of our off-price business model. Our goal is to keep serving consumers and growing our market share around the world. To that end, we continue to balance growth with investments in our future to establish a strong foundation in the U.S. and internationally. Further, we were happy to add Trade Secret, an Australian off-price retailer, to our family of companies in October. As to the fourth quarter, we are pleased to see that traffic continues to be up and we could not be more excited about the holiday selling season. I am convinced that our gift-giving selections are better than ever this year and that our holiday marketing campaigns will resonate with consumers and attract more shoppers to our stores. With our clear vision for global growth, a differentiated apparel and home fashions business, and world-class organization, I am very confident we will grow TJX to a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter Comparable Store Sales[1,2]		Third Quarter Net Sales ($ in millions)[3,4]
	FY2016	FY2015	FY2016	FY2015
In the U.S.:
Marmaxx[5,6]	+3%	+1%	$4,927	$4,674
HomeGoods	+6%	+7%	$960	$851
International:
TJX Canada	+10%	+3%	$754	$792
TJX Europe	+7%	-1%	$1,114	$1,050

TJX	+5%	+2%	$7,753	$7,366

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.
2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com sales.
3Sales in Canada and Europe include the impact of foreign currency exchange rates. See below.
4Figures may not foot due to rounding.
5Combination of T.J. Maxx and Marshalls.
6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth in the third quarter of Fiscal 2016 versus the prior year. The overall net impact of foreign currency exchange rates had a $.04 negative impact on third quarter Fiscal 2016 earnings per share, compared with a $.01 positive impact last year.

For the first nine months of Fiscal 2016, the movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had an $.08 negative impact on earnings per share in the first nine months of Fiscal 2016, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the third quarter of Fiscal 2016, the Company’s consolidated pretax profit margin was 12.1%, a 0.9 percentage point decrease compared with the prior year.

Gross profit margin for the third quarter of Fiscal 2016 was 29.0%, down 0.4 percentage points versus the prior year. The decrease was primarily due to transactional foreign exchange at the Company’s international divisions and increased supply chain costs related to a substantial increase in units sold during the quarter. Merchandise margins remained strong.

Selling, general and administrative costs as a percent of sales were 16.7%, up 0.5 percentage points versus the prior year’s ratio, primarily due to the Company’s wage initiative and increased supply chain costs, as the Company had anticipated.

Inventory

Total inventories as of October 31, 2015, were $4.4 billion, compared with $4.0 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of October 31, 2015, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 4% on a reported basis (up 6% on a constant currency basis). The Company is very comfortable with its inventory position, which it strategically increased ahead of the fourth quarter to provide more flexibility to flow fresh merchandise to its stores with greater precision throughout the holiday season. The Company enters the fourth quarter in an excellent position to take advantage of the plentiful buying opportunities for branded, quality merchandise it is seeing in the marketplace.

Shareholder Distributions

During the third quarter, the Company repurchased a total of $459 million of TJX stock, retiring 6.4 million shares. For the first nine months of Fiscal 2016, the Company spent a total of $1.3 billion in repurchases of TJX stock, retiring 19.1 million shares. The Company continues to expect to repurchase approximately $1.8 to $1.9 billion of TJX stock in Fiscal 2016. The Company may adjust this amount up or down depending on various factors.

Fourth Quarter and Full Year Fiscal 2016 Outlook

For the fourth quarter of Fiscal 2016, the Company expects diluted earnings per share to be in the range of $.91 to $.93 compared to $.93 last year. This guidance reflects an assumption that the combination of foreign currency, transactional foreign exchange, the Company’s wage initiative, incremental investments to support growth, and pension costs would have a 9% negative impact on EPS growth. This guidance also reflects a negative impact to EPS from the acquisition of Trade Secret that was not contemplated in the Company’s prior guidance. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

For the fiscal year ending January 30, 2016, the Company continues to expect diluted earnings per share to be in the range of $3.26 to $3.28 versus $3.15 in Fiscal 2015. Excluding a $.01 debt extinguishment charge in Fiscal 2015, this guidance would represent a 3% to 4% increase over the adjusted $3.16 in Fiscal 2015. This guidance for EPS growth reflects a 9% negative impact from the same factors affecting estimated EPS growth in the fourth quarter, detailed above. This guidance also now reflects a $.02 to $.03 negative impact to EPS from the acquisition of Trade Secret, which was not contemplated in the Company’s prior guidance. This EPS outlook is now based upon a raised estimate of consolidated comparable store sales growth of 4% to 5%.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2016 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Stores by Concept

During the third quarter ended October 31, 2015, the Company increased its store count by a net of 133 stores to a total of 3,594 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations Third Quarter		Gross Square Feet* Third Quarter (in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,130	1,149	32.4	32.8
Marshalls	990	1,001	30.0	30.3
HomeGoods	503	522	12.5	12.9
Sierra Trading Post	6	7	0.2	0.2
In Canada:
Winners	240	245	6.8	6.9
HomeSense	97	101	2.3	2.4
Marshalls	39	41	1.2	1.2
In Europe:
T.K. Maxx	423	454	13.0	13.8
HomeSense	33	39	0.7	0.8
In Australia:
Trade Secret**	N/A	35	N/A	0.8

TJX	3,461	3,594	99.0	102.1

*Square feet figures may not foot due to rounding. **TJX acquired Trade Secret on October 25, 2015.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 31, 2015, the end of the Company’s third quarter, the Company operated a total of 3,594 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,149 T.J. Maxx, 1,001 Marshalls, 522 HomeGoods and 7 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 245 Winners, 101 HomeSense, and 41 Marshalls stores in Canada; 454 T.K. Maxx and 39 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2016 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chairman and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2016 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 24, 2015, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment, training and retention; labor costs and workforce challenges; economic conditions and consumer spending; data security; information systems and new technology; adverse or unseasonable weather; serious disruptions or catastrophic events; seasonal influences; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	13 Weeks Ended		39 Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

Net sales	$7,753,495	$7,366,066	$21,982,863	$20,774,454

Cost of sales, including buying and occupancy costs	5,506,899	5,203,629	15,646,331	14,817,485
Selling, general and administrative expenses	1,292,401	1,193,297	3,708,596	3,389,105
Loss on early extinguishment of debt	-	-	-	16,830
Interest expense, net	13,005	10,040	35,437	30,785

Income before provision for income taxes	941,190	959,100	2,592,499	2,520,249
Provision for income taxes	353,934	364,143	981,307	953,351

Net income	$587,256	$594,957	$1,611,192	$1,566,898

Diluted earnings per share	$0.86	$0.85	$2.35	$2.22

Cash dividends declared per share	$0.21	$0.175	$0.63	$0.525

Weighted average common shares – diluted	680,844	701,005	686,072	706,122

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	October 31, 2015	November 1, 2014

ASSETS
Current assets:
Cash and cash equivalents	$1,723.3	$2,153.6
Short-term investments	399.7	277.2
Accounts receivable and other current assets	661.6	642.2
Current deferred income taxes, net	120.9	123.0
Merchandise inventories	4,415.3	3,958.6

Total current assets	7,320.8	7,154.6

Property, net of depreciation	4,057.4	3,849.8
Other assets	292.3	276.9
Goodwill and tradename, net of amortization	307.9	310.7

TOTAL ASSETS	$11,978.4	$11,592.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,684.2	$2,554.4
Accrued expenses and other current liabilities	2,031.8	1,835.2

Total current liabilities	4,716.0	4,389.6

Other long-term liabilities	907.1	741.1
Non-current deferred income taxes, net	380.8	463.7
Long-term debt	1,624.0	1,623.8

Shareholders’ equity	4,350.5	4,373.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,978.4	$11,592.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	39 Weeks Ended
	October 31, 2015	November 1, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,611.2	$1,566.9
Depreciation and amortization	453.7	438.2
Loss on early extinguishment of debt	-	16.8
Deferred income tax provision	(39.9)	7.5
Share-based compensation	71.1	67.7
(Increase) in accounts receivable and other assets	(104.8)	(87.4)
(Increase) in merchandise inventories	(1,197.8)	(1,019.4)
Increase in accounts payable	677.2	799.8
Increase in accrued expenses and other liabilities	206.7	95.5
Other	(20.8)	(60.0)

Net cash provided by operating activities	1,656.6	1,825.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(650.6)	(705.9)
Cash paid for acquisition of Trade Secret	(57.1)	-
Purchases of investments	(642.7)	(315.8)
Sales and maturities of investments	501.6	314.6
Net cash (used in) investing activities	(848.8)	(707.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	749.5
Payments on early extinguishment of debt	-	(416.4)
Payments for repurchase of common stock	(1,296.1)	(1,214.2)
Proceeds from issuance of common stock	81.4	90.3
Cash dividends paid	(404.1)	(345.7)
Other	54.2	45.9
Net cash (used in) financing activities	(1,564.6)	(1,090.6)

Effect of exchange rate changes on cash	(13.7)	(24.0)

Net (decrease) increase in cash and cash equivalents	(770.5)	3.9
Cash and cash equivalents at beginning of year	2,493.8	2,149.7

Cash and cash equivalents at end of period	$1,723.3	$2,153.6

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended		39 Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales:
In the United States:
Marmaxx	$4,926,507	$4,673,718	$14,227,800	$13,402,351
HomeGoods	959,844	851,045	2,735,415	2,381,268
TJX Canada	753,630	791,725	2,073,189	2,096,069
TJX Europe	1,113,514	1,049,578	2,946,459	2,894,766
Total net sales	$7,753,495	$7,366,066	$21,982,863	$20,774,454

Segment profit:
In the United States:
Marmaxx	$678,343	$679,929	$2,046,192	$1,988,617
HomeGoods	134,550	117,922	367,984	310,762
TJX Canada	113,152	136,480	278,005	275,527
TJX Europe	115,290	115,313	192,519	209,188
Total segment profit	1,041,335	1,049,644	2,884,700	2,784,094

General corporate expense	87,140	80,504	256,764	216,230
Loss on early extinguishment of debt	-	-	-	16,830
Interest expense, net	13,005	10,040	35,437	30,785
Income before provision for income taxes	$941,190	$959,100	$2,592,499	$2,520,249

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the third quarter ended October 31, 2015, TJX repurchased 6.4 million shares of its common stock at a cost of $459 million. For the nine months ended October 31, 2015, TJX repurchased 19.1 million shares of its common stock at a cost of $1.3 billion. In February 2015 the Company announced an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On October 25, 2015, TJX purchased Trade Secret, an off-price retailer that operates 35 stores in Australia, for approximately AUD$80 million, which is subject to customary post-closing adjustments. The cost of the acquisition, which will be allocated to the fair value of the net assets acquired during the fourth quarter, is included in other assets on the balance sheet as of October 31, 2015. In addition, due to immateriality, we have not reflected any operating results in our third quarter report. The operating results of Trade Secret following the acquisition date will be reflected in our fourth quarter results and for segment reporting will be combined with our operations in Europe.

3. During last year’s second quarter the Company issued $750 million of 2.75% seven year notes and used a portion of the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity. The redemption of the 4.2% notes resulted in a pre-tax loss on the early extinguishment of debt of $16.8 million during last year’s second quarter. The charge for the early extinguishment of this debt reduced net income for the thirty-nine week period ended November 1, 2014 by $.01 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323